Exhibit 99

Marine Products Corporation Reports Third Quarter 2013 Financial Results

ATLANTA, October 23, 2013 – Marine Products Corporation (NYSE: MPX) announced its unaudited results for the quarter ended September 30, 2013.  Marine Products is a leading manufacturer of fiberglass boats under two brand names: sterndrive and inboard pleasure boats by Chaparral, including H2O Sport and Fish & Ski Boats, SSi and SSX Sportboats, Sunesta Sportdecks, Xtreme Towboats, Signature Cruisers and Premiere Sport Yachts, and outboard sport fishing boats by Robalo.

For the quarter ended September 30, 2013, Marine Products generated net sales of $41,989,000, a 9.1 percent increase compared to $38,494,000 in the same period the prior year.  The increase in net sales was due primarily to an increase in the average gross selling price per boat, as well as an increase in parts and accessories sales, since consolidated unit sales were unchanged during the quarter compared to the prior year.  Average selling prices per boat increased during the quarter because of a model mix that included higher sales of our Robalo outboard sport fishing boats, which carry higher average selling prices than many of our other models.

Gross profit for the quarter was $7,731,000, or 18.4 percent of net sales, a 4.8 percent increase compared to gross profit of $7,374,000, or 19.2 percent of net sales, in the same period the prior year.  As a percentage of net sales, gross profit decreased due to higher employment costs this quarter compared to the prior year, partially offset by lower materials costs as a percentage of net sales due to a favorable model mix.

Operating profit for the quarter increased by less than one percent to $2,796,000 compared to $2,773,000 in the third quarter of last year due to higher gross profit, offset by higher selling, general and administrative expenses.  Selling, general and administrative expenses increased to $4,935,000 in the third quarter of 2013 compared to $4,601,000 last year due to higher advertising and research and development costs, as well as higher costs that vary with sales, such as warranty expense and sales commissions.  As a percentage of net sales, these expenses were approximately the same in the third quarter of 2013 and the third quarter of 2012.  Interest income was $83,000 during the third quarter of 2013, a decline of 57.7 percent compared to $196,000 during the third quarter of 2012.  Interest income declined during the quarter primarily due to a lower marketable securities balance during the third quarter of 2013 compared to the prior year.   Our marketable securities balance declined compared to the prior year due to our $20.8 million special dividend paid in the fourth quarter of 2012.

Net income for the quarter ended September 30, 2013 was $2,002,000, compared to net income of $2,110,000 for the third quarter of 2012.  Diluted earnings per share were $0.05 in the third quarter of 2013 compared to $0.06 in the third quarter of last year.

Net sales for the nine months ended September 30, 2013 were $128,507,000, an increase of 11.9 percent compared to the first nine months of 2012.  Net income for the nine-month period was $5,386,000 or $0.15 earnings per diluted share, compared to net income of $5,915,000, or $0.16 earnings per diluted share in the prior year.

Third Quarter 2013 Earnings Press Release

Richard A. Hubbell, Marine Products’ Chief Executive Officer stated, “Our financial results for the third quarter reflect a moderately improved domestic retail selling season compared to 2012 and continued market approval of our products.  We believe that the 2013 retail selling season in many regions of the United States was negatively impacted by a cold, rainy spring.  While the retail selling season improved compared to last year, it was not as strong as we had expected.  In spite of this, the market enthusiastically received our 2013 and 2014 models.  In particular, our Robalo offshore sport fishing boats sold well.  At the end of the quarter, our dealer inventories and order backlog were consistent with normal levels for this point in the year, so we believe that our current production levels are appropriate.

“Our dealers and retail consumers continue to be excited about our products.  The updated market share statistics from Statistical Surveys, Inc., show that for the first six months of 2013, Chaparral’s share of the 18- to 35-foot sterndrive market grew to 14.0 percent, compared to 11.6 percent during the same period in 2012, and that we held the largest market share within this segment.  We appreciate this recognition, and have started shipping 2014 model year boats which we believe will continue to appeal to our markets.  These new models include the Chaparral 307 SSX, which bridges the size gap between our 277 SSX and 327 SSX.  Also, we are now producing two 21-foot Chaparral H2O models, and we are introducing our first Robalo Bay Boat, the 206 Cayman.   We received positive feedback from our dealers on these models during our recent annual dealer conference, and we look forward to introducing them to the retail market in the upcoming winter boat show season,” said Hubbell.

“At its regular quarterly meeting yesterday, our Board of Directors voted to declare a special year-end dividend in addition to our regular quarterly cash dividend.  This special dividend of $0.03 per share is in addition to our normal quarterly dividend of $0.03 per share.  Both dividends will be paid on December 10, 2013 to shareholders of record as of November 8, 2013. This special dividend represents a prudent use of our capital to reward our shareholders for their support of our company.  Our balance sheet will remain strong and liquid following payment of this dividend and will continue to support our sales growth and allow us to pursue strategic opportunities to enhance our shareholder value over the long term,” concluded Hubbell.

Marine Products Corporation will hold a conference call today, October 23, 2013 at 8:00 a.m. Eastern Time to discuss the results for the third quarter.  Interested parties may listen in by accessing a live webcast in the investor relations section of Marine Products’ website at www.marineproductscorp.com.  The live conference call can also be accessed by calling (888) 438-5524 or (719) 325-2463 and using the conference ID #3917800.  A replay of the conference call will be available in the investor relations section of Marine Products’ website beginning approximately two hours after the call.

Marine Products Corporation (NYSE: MPX) designs, manufactures and distributes premium-branded Chaparral sterndrive pleasure boats; Premiere Sport Yachts; and Robalo sport fishing boats, and continues to diversify its product line through product innovation and is prepared to consider strategic acquisition targets.  With premium brands, a solid capital structure, and a strong independent dealer network, Marine Products Corporation is prepared to capitalize on opportunities to increase its market share and to generate superior financial performance to build long-term shareholder value.  For more information on Marine Products Corporation visit our website at www.marineproductscorp.com.

Third Quarter 2013 Earnings Press Release

Certain statements and information included in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements that look forward in time or express management’s beliefs, expectations or hopes.  In particular, such statements include, without limitation, statements related to our belief that our current production levels are appropriate, our belief that our 2014 models will continue to appeal to our markets, and our preparedness to capitalize on opportunities to increase market share and generate superior financial performance to build long-term shareholder value.  These statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Marine Products Corporation to be materially different from any future results, performance or achievements expressed or implied in such forward-looking statements.  These risks include possible decreases in the level of consumer confidence and available funds impacting discretionary spending, increased interest rates and fuel prices, weather conditions, changes in consumer preferences, deterioration in the quality of Marine Products’ network of independent boat dealers or availability of financing of their inventory, and competition from other boat manufacturers and dealers.  Additional discussion of factors that could cause the actual results to differ materially from management’s projections, forecasts, estimates and expectations is contained in Marine Products’ Form 10-K, filed with the Securities and Exchange Commission for the year ending December 31, 2012.

For information contact:

BEN M. PALMER
Chief Financial Officer
(404) 321-7910
irdept@marineproductscorp.com

JIM LANDERS
Vice President, Corporate Finance
(404) 321-2162
jlanders@marineproductscorp.com

Third Quarter 2013 Earnings Press Release

MARINE PRODUCTS CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS	(In thousands except per share data)
Periods ended September 30, (Unaudited)	Third Quarter					Nine Months
	2013	2012	% BETTER		2013	2012	% BETTER
			(WORSE)				(WORSE)
Net Sales	$41,989	$38,494	9.1%		$128,507	$114,797	11.9%
Cost of Goods Sold	34,258	31,120	(10.1)		106,349	93,132	(14.2)
Gross Profit	7,731	7,374	4.8		22,158	21,665	2.3
Selling, General and Administrative Expenses	4,935	4,601	(7.3)		15,408	14,079	(9.4)
Operating Profit	2,796	2,773	0.8		6,750	7,586	(11.0)
Interest Income	83	196	(57.7)		410	688	(40.4)
Income Before Income Taxes	2,879	2,969	(3.0)		7,160	8,274	(13.5)
Income Tax Provision	877	859	(2.1)		1,774	2,359	24.8
Net Income	$2,002	$2,110	(5.1	) %	$5,386	$5,915	(8.9	) %

EARNINGS PER SHARE
Basic	$0.05	$0.06	(16.7	) %	$0.15	$0.16	(6.3	) %
Diluted	$0.05	$0.06	(16.7	) %	$0.15	$0.16	(6.3	) %

AVERAGE SHARES OUTSTANDING
Basic	36,827	36,648			36,779	36,648
Diluted	37,180	36,758			37,058	36,793

Third Quarter 2013 Earnings Press Release

MARINE PRODUCTS CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
At September 30, (Unaudited)	(in thousands)
	2013	2012
ASSETS
Cash and cash equivalents	$5,854	$6,575
Marketable securities	5,281	7,315
Accounts receivable, net	3,972	3,196
Inventories	27,587	28,396
Deferred income taxes	1,426	1,071
Prepaid expenses and other current assets	1,567	1,552
Total current assets	45,687	48,105
Property, plant and equipment, net	11,169	11,575
Goodwill	3,308	3,308
Other intangibles, net	465	465
Marketable securities	32,726	48,549
Deferred income taxes	3,630	3,139
Other assets	7,004	6,678
Total assets	$103,989	$121,819

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$7,286	$7,045
Accrued expenses and other liabilities	9,818	10,583
Total current liabilities	17,104	17,628
Long-term pension liabilities	6,421	5,959
Other long-term liabilities	87	458
Total liabilities	23,612	24,045
Common stock	3,809	3,778
Capital in excess of par value	3,127	1,711
Retained earnings	75,083	93,604
Accumulated other comprehensive loss	(1,642)	(1,319)
Total stockholders’ equity	80,377	97,774
Total liabilities and stockholders’ equity	$103,989	$121,819